Exhibit 99.1

ACCESS ANYTIME BANCORP, INC.

SOURCE ACCESS ANYTIME BANCORP, INC.

PRESS RELEASE

ACCESS ANYTIME ANNOUNCES 2005 YEAR TO DATE EARNINGS.

(Albuquerque, New Mexico)  November 10, 2005

Nine Month Year-to-Date Net Income reported at $1,387,971 ($.82 per diluted share), an increase of 56.1% over net income for the same period in 2004.

ACCESS ANYTIME BANCORP, INC. (the “Company”) (Nasdaq Capital Market: AABC), the holding company for ACCESSBANK (the “Bank”), reported nine month year-to-date net income of $1,387,971.  The year-to-date net income increased by $498,874, or 56.1%, as compared to net income of $889,097 for the same period in 2004. Earnings per common share assuming dilution increased by 30.2% to $.82 for the nine months ended September 30, 2005, compared to $.63 for same period in 2004.  This increase was primarily due to the increase in net income, partially offset by an increase in weighted average common shares.  Net income for the quarter ended September 30, 2005 was $434,015 or $.25 per diluted share compared to $276,596 or $.19 per diluted share for the quarter ended September 30, 2004, an increase of $157,419 or 56.9%.

Total Interest Income and Expense.  Total interest income for the nine months ended September 30, 2005 was $13,990,554, compared to $9,864,538 during the same period in 2004, an increase of $4,126,016 or 41.8%.  Total interest expense was $5,801,146, compared to $3,306,923 during the same period in 2004, an increase of $2,494,223 or 75.4%.

Net Interest Income.  Net interest income before provision for loan losses increased by 24.9% to $8,189,408 for the nine months ended September 30, 2005, compared to $6,557,615 for the same period in 2004.  The increase was primarily due to an increase in total interest income of $4,126,016.  This improvement was primarily due the increase in average loan balances as compared to September 30, 2004, attributable to loans acquired from the purchase of two branches in Las Cruces, New Mexico in 2004 and to a general increase in average loan volume within the Bank.  The improvement is also attributable to an increase in interest income from securities purchased in the fourth quarter of 2004 and the first quarter of 2005.  The increase in interest income was partially offset by a $2,052,119 increase in interest expense on deposits, primarily due to the substantial increase in deposits which resulted from the acquisitions of the two Las Cruces, New Mexico branches and the Sun City, Arizona branch.  The increase in interest income was also partially offset by an increase in interest expense on FHLB advances.

Provision for Loan Losses.  The level of the allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, general economic conditions, the estimated fair value of the underlying collateral, and other factors which may affect the collectibility of loans.  Management’s analysis of current conditions resulted in a provision for loan losses of $420,000 and $568,000 for the nine months ended September 30, 2005 and 2004, respectively.  The decrease in the provision is consistent with the decrease in net loans charged off, which included an atypical $50,000 recovery of a commercial real estate loan that was charged off in a prior year, and to a decrease in non-performing assets, during the nine month period ended September 30, 2005, partially offset by the increase in the average loan balance.

Noninterest Income.  During the nine months ended September 30, 2005, noninterest income increased by $678,322, or 30.2%, to $2,927,029 from $2,248,707 for the same period in 2004.  The increase in noninterest income was primarily due to the gains generated by the increase in sales of one-to-four family residential mortgage loans.  During the nine month period ended September 30, 2005, the Bank sold $68.1 million of these loans, which resulted in a $1,415,600 gain.  Of this $68.1 million, $16.7 million were transferred from held-to-maturity to held-for-sale, and subsequently sold to a third party.  During the same period in 2004, sales of these loans were $40.8 million, which resulted in a $771,382 gain.  The increase in noninterest income was also due to an increase in rental income from the Company’s properties in Las Cruces, New Mexico, partially offset by a decrease in income from other real estate owned.

Noninterest Expense.  During the nine months ended September 30, 2005, noninterest expense increased by $1,765,007, or 26.6%, to $8,401,820 from $6,636,813 for the same period in 2004. The increase consisted primarily of increases in salaries and employee benefits of $1,112,103, occupancy expense of $317,357, and data processing expense of $143,936. The increase in salaries and employee benefits and occupancy expense was primarily due to the acquisition of the Las Cruces, New Mexico and Sun City, Arizona branches, as well as an increase in employee medical claims and loan origination incentives.  The increase in data processing expense was primarily due to the branch acquisitions and an increase in fees paid to the Company’s outsourced data processing service provider, due to increases in internet banking volume.

Income Tax Expense.  Income tax expense for the nine months ended September 30, 2005 increased by $194,234 to $906,646, from $712,412 for the nine months ended September 30, 2004.  The increase in income tax expense is primarily due to an increase in income before taxes, partially offset by an increase in the estimated utilization of the Company’s New Mexico state net operating loss carryforward.   For the same reasons, the effective tax rate decreased to 39.5% for the nine months ended September 30, 2005, from 44.4% for the same period in 2004.

Total assets at September 30, 2005 were $367,092,970 compared to $367,539,154 at December 31, 2004, a decrease of $446,184.

ACCESSBANK’s total equity was $31,009,837 at September 30, 2005. The regulatory ratios for a well capitalized financial institution under the current regulatory framework are: (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core Capital, and (3) 6% for Tier 1 Risk-based Capital.  The September 30, 2005 ratios were 11.76%, 5.90% and 10.90% respectively, all of which exceed those standards.

During the third quarter of 2005, the Company announced that it entered into an Agreement and Plan of Merger with First State Bancorporation (“First State”).  Under the terms of the agreement, First State will acquire the Company and its wholly owned subsidiary, ACCESSBANK.  Completion of the transaction is subject to various customary closing conditions, including regulatory approval, receipt of required third party consents, and approval of the Company’s stockholders. Closing is expected in the fourth quarter of 2005.

ACCESSBANK currently has offices in Albuquerque, Clovis, Gallup, Las Cruces, and Portales, New Mexico, and Sun City, Arizona.  The Company’s common stock trades on the Nasdaq Capital Market under the symbol AABC.

Contact:	NR Corzine, Chairman, Chief Executive
PO Box 16810
Albuquerque, New Mexico 87191-6810
Phone 505-299-0900

Date:  November 10, 2005

News:  Immediate Release

Access Anytime BanCorp, Inc. (Nq)

		Net	%	Per Share		%
		(Mill)	CHG	Curr	Prev	CHG
AABC (Nq).	Q9/30	0.43	57.25		.19	32

AccessAny	9 Mo.	1.39	56.82		.63	30